Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Post-Effective Amendment No.2 to Form F-1 on Form F-3 (Form F-3 No. 333-248068) and related Prospectus of Brooge Energy Limited for the registration of 21,228,900 of its ordinary shares that are issuable upon the exercise of 21,228,900 warrants and to the incorporation by reference therein of our report dated 30 June 2020 (except for note 2.1, as to which the date is 27 November 2020), with respect to the consolidated financial statements of Brooge Energy Limited as of 31 December 2019 and for each of the two years in the period ended 31 December 2019, included in its Amendment No.1 to the Annual Report on Form 20-F/A (Form 20-F/A) for the year ended 31 December 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Abu Dhabi, United Arab Emirates

15 April 2021